Exhibit 10.39

TRANSITION AGREEMENT

This Agreement is between Ikaria, Inc. and its subsidiaries (referred to in this Agreement as “Ikaria”) and Dr. Ralf Rosskamp (referred to in this Agreement as “Dr. Rosskamp”).

1.                                       Background.  Ikaria and Dr. Rosskamp are party to an Amended and Restated Employment Agreement dated as of June 1, 2009 (the “Employment Agreement”).  Dr. Rosskamp intends to separate from service with Ikaria on October 5, 2010 (the “Separation Date”).  Subject to the terms and conditions set forth in this Agreement, Ikaria wishes to retain the services of Dr. Rosskamp from the effective date of this Agreement (see paragraph 20) until the Separation Date (the “Transition Period”)

2.                                       Position.  During the Transition Period, Dr. Rosskamp shall serve as Senior Advisor to the Chief Executive Officer.

3.                                       Transition Period.

a.                                       Compensation and Benefits.  Dr. Rosskamp and Ikaria agree that during the Transition Period, Dr. Rosskamp will continue to receive the compensation and benefits set forth in Section 3 of the Employment Agreement.

b.                                      Stock Awards.  During the Transition Period, Dr. Rosskamp will continue to vest in his stock options and other equity awards pursuant to the terms set forth in the applicable award agreement and the Ikaria plan under which such award was granted.

4.                                       Payments Following the Separation Date; No Other Payments.

a.                                       Agreed Payment.  In consideration of (i) the timely execution of both this Agreement and the Release of Claims attached hereto as Attachment A (the “Release of Claims”), as further set forth in paragraph 6 below, (ii) this Agreement and the Release of Claims becoming effective (see paragraph 20), (iii) Dr. Rosskamp honoring all of the terms of this Agreement and the Release of Claims , and (iv) Dr. Rosskamp serving in the position described in paragraph 2 of this Agreement during the Transition Period, Ikaria will pay Dr. Rosskamp $630,000 less (A) applicable federal, state, and local taxes and other applicable payroll deductions and withholdings, such amount to be paid in twelve (12) equal monthly installments commencing on the forty-fifth (45th) day after the Separation Date (the “Agreed Payment”).   It is understood and acknowledged that the Agreed Payment represents full payment for all amounts owed under Section 5(a)(C) of the Employment Agreement

b.                                      Additional Payment.  In consideration of (i) the timely execution of both this Agreement and the Release of Claims (ii) this Agreement and the Release of Claims becoming effective (see paragraph 20) and (iii) Dr. Rosskamp honoring all of the terms of this Agreement and the Release of Claims, Ikaria will pay Dr. Rosskamp an additional $493,497, less applicable federal, state, and local taxes and other applicable payroll deductions and withholdings, such amount to be paid in a lump sum on the forty-fifth (45th) day after the Separation Date (the “Additional Payment”).  It is understood and acknowledged that the Additional Payment represents full payment for all amounts owed under Sections 5(a)(A), (B), (D) and (E) of the Employment Agreement and a supplemental payment of $315,000 (the “Supplemental Payment”), which Supplemental Payment will be reduced by the amount of salary paid to Dr. Rosskamp during the Transition Period.   For the avoidance of doubt, Dr. Rosskamp shall be entitled to the entire Supplemental Payment of $315,000 such that if his employment with Ikaria is terminated for any reason [other than for cause] prior to the Separation Date, any portion of the Supplemental Payment which has not been paid to Dr. Rosskamp as salary during the Transition Period shall be paid to him in a lump sum on the payment date for the Additional Payment as set forth in this paragraph.

c.                                       No Other Payments.  Dr. Rosskamp acknowledges and agrees that the Agreed Payment and the Additional Payment (except for the Supplemental Payment) shall be in satisfaction of, and not in addition to, any payments, benefits, or other cash or non-cash remuneration of any kind to which Dr. Rosskamp may have otherwise been entitled to under (i) the Employment Agreement (including any payments or benefits that Dr. Rosskamp may otherwise be entitled to under Section 5 of the Employment Agreement) or (ii) any other agreement, plan, program, or practice of Ikaria.  Dr. Rosskamp also acknowledges and agrees that the Supplemental Payment is in addition to any rights he had under the Employment Agreement.

d.                                      D&O Insurance; Indemnification.  Ikaria agrees to continue to cover Dr. Rosskamp under the directors and officers insurance policy(ies), if any, maintained by Ikaria for its officers and directors on terms comparable to the terms in effect from time to time for Ikaria’s other officers through the end of the Transition Period.  Any indemnification under its certificate of incorporation or by-laws that Ikaria provides to its other officers will similarly apply to Dr. Rosskamp.

5.                                       Acknowledgement.  Dr. Rosskamp (i) acknowledges that the Agreed Payment and the Additional Payment will not commence to be paid or provided unless he accepts this Agreement and this Agreement becomes effective (see paragraph 20) and (ii) acknowledges that the covenants contained in Section 6 of the Employment Agreement will continue in effect in accordance with their terms.

6.                                       Release.

In consideration of this Agreement, including, without limitation, the Transition Period and the payments described in paragraph 4, which Dr. Rosskamp acknowledges he would not otherwise be entitled to receive, Dr. Rosskamp understands and agrees that his acceptance of this Agreement means that, except as stated in paragraph 9, he is forever waiving and giving up any and all claims, actions, causes of action, complaints, charges, demands and rights (including attorneys’ fees and costs) of whatever kind or nature in law, equity or otherwise, whether known or unknown (collectively “Claims”), he has or may have, individually or as a member of a class, that are based on any event or  act or failure to act that occurred prior to his execution of this Agreement, and hereby releases and forever discharges Ikaria, its parent, subsidiaries, shareholders and related companies, and their respective directors, officers, employees, and agents from any and all such Claims.  Dr. Rosskamp understands that this release and waiver of Claims includes, but is not limited to, Claims relating to or arising under (a) his employment and the termination of his employment, (b) any Ikaria policy, practice, contract or agreement, (c) any tort or personal injury, (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, (e) any laws governing employment discrimination and/or retaliation, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq., and N.J. Stat. Ann. § 34:11-56.1 et seq. (New Jersey equal pay law), all as amended, and any other similar federal, state and local laws or statutes, (f) any laws governing whistle blowing or retaliation, including but not limited to the Sarbanes-Oxley Act, (g) any laws or agreements that provide for punitive, exemplary or statutory damages, and (h) any laws or agreements that provide for payment of attorney fees, costs, or expenses.

7.                                       No Disparagement.  Dr. Rosskamp agrees, both during the Transition Period and at all times thereafter, not to make critical, negative, or disparaging remarks about Ikaria, its shareholders, its services, its directors, its employees or its agents to others.   Dr. Rosskamp agrees that any request for employment verification or other employment related information shall be directed to James Briggs, and he shall so advise any prospective employer or other person who may make such a request.

8.                                       Future Employment.  Dr. Rosskamp agrees that he is not now nor hereafter entitled to employment or reemployment with, or any other service relationship with, Ikaria and he agrees not to knowingly seek such employment or service relationship on any basis or through an employment agency.  Dr. Rosskamp further agrees and acknowledges that should he apply for any position in contradiction of this paragraph, Ikaria may completely ignore such application and fail to consider it based on this paragraph.

9.                                       Claims Not Waived.  Dr. Rosskamp understands that this Agreement does not waive any claims that he may have (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute, (b) for vested benefits under any plan currently maintained by Ikaria that provides for retirement benefits, (c) under any law or any policy or plan currently maintained by Ikaria that provides health insurance continuation or conversion rights, (d) for vested rights under the 2007 Stock Option Plan and related Notices of Stock Option Grants and Stock Option Agreements, (e) for indemnification under Ikaria’s certificate of incorporation, by-laws or coverage under any of Ikaria’s directors and officers insurance policies, (f) for indemnification under Section 5(h) of the Employment Agreement or (g) that by law cannot be released or waived.

10.                                 Government Cooperation.  Nothing in this Agreement prohibits either party from cooperating with any government agency.

11.                                 Prior Agreement(s).  Dr. Rosskamp agrees and understands that this Agreement does not supersede any obligation to which he was subject under a prior agreement while employed with Ikaria that addresses confidentiality, noncompetition, nonsolicitation, or ownership of intellectual or other proprietary property, and he further explicitly acknowledges and reaffirms his obligations as set forth in any and all such agreements, which obligations remain in full force and effect.  Dr. Rosskamp further agrees and understands that this Agreement does not reduce his obligations to comply with applicable laws relating to trade secrets, confidential information, or unfair competition (including, without limitation, any such obligations under the Employment Agreement).

12.                                 Confidentiality.  Dr. Rosskamp agrees, both during the Transition Period and at all times thereafter, that the existence and terms of this Agreement are not to be disclosed to anyone other than his attorney, tax advisor, or his immediate family, except as otherwise required by law, and that if disclosed to such persons, Dr. Rosskamp will advise them that they may not disclose the existence or terms of this Agreement to others, and that he will be responsible for such disclosure.  Except for disclosure required pursuant to applicable laws or regulations, including filing this Agreement with the Securities and Exchange Commission, and except for disclosure that Ikaria believes in good faith to be necessary for any legitimate business purpose, Ikaria agrees to hold in confidence the existence and terms of this Agreement.

13.                                 Nonadmission.  Dr. Rosskamp and Ikaria both acknowledge and agree that nothing in this Agreement is meant to suggest that Ikaria has violated any law or contract or that Dr. Rosskamp has any claim against Ikaria.

14.                                 Voluntary Agreement.  Dr. Rosskamp acknowledges and states that he has entered into this Agreement knowingly and voluntarily.

15.                                 Consulting An Attorney.  Dr. Rosskamp acknowledges that Ikaria has advised him that he may consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement, and has encouraged him to do so.

16.                                 Obligation to Pay Attorney Fees and Costs.  Dr. Rosskamp understands and agrees that if he violates the commitments he has made in this Agreement, Ikaria may seek to recover any payments and/or value of any benefits provided in this Agreement and that, except as provided in paragraph 17, he will be responsible for paying the actual attorney fees and costs incurred by Ikaria in enforcing this Agreement or in defending a claim released by paragraph 6.  Ikaria understands and agrees that if Ikaria violates the commitments it has made in this Agreement, Dr.

Rosskamp may seek to recover damages from Ikaria and that it will be responsible for paying the actual attorney fees and costs incurred by Dr. Rosskamp in enforcing this Agreement or in defending a claim released by paragraph 6.

17.                                 Exception to Attorney Fees Obligation.  The obligation to pay Ikaria’s attorney fees and costs does not apply to an action by Dr. Rosskamp regarding the validity of this Agreement under the ADEA.

18.                                 Complete Agreement.  Dr. Rosskamp understands and agrees that this Agreement contains the entire agreement between Dr. Rosskamp and Ikaria relating to the termination of his employment, that this Agreement (except as provided in paragraph 11 of this Agreement) supersedes and displaces any prior agreements and discussions relating to such matters and that he may not rely on any such prior agreements or discussions, except that Sections 5(h), 6, 7 and 10 of the Employment Agreement are not superseded or displaced by virtue of this paragraph 18 or of this Agreement generally and shall continue in full force and effect in accordance with their terms.  Notwithstanding the foregoing, Ikaria and Dr. Rosskamp agree that the Notices of Stock Option Grants and the related Stock Option Agreements dated December 17, 2009 and October 18, 2007 are not superseded or displaced by virtue of this paragraph 18 or of this Agreement generally.

19.                                 Execution of This Agreement and the Release of Claims.  The Company hereby advises Dr. Rosskamp to consult with an attorney of his own choosing before signing this Agreement and the Release of Claims, and he is being provided with at least twenty-one (21) calendar days to do so (although Dr. Rosskamp may voluntarily sign this Agreement, but not the Release of Claims, prior to the end of the twenty-one  (21) day period).  Dr. Rosskamp must execute and return the Release of Claims to Ikaria on, but not before, the Separation Date.

20.                                 Acknowledgements, Effective Date and Revocation.  This Agreement shall not be effective until seven (7) days after Dr. Rosskamp signs this Agreement and returns it to Ikaria’s Senior Vice President, Human Resources, James Briggs care of Ikaria Holdings, Inc., 6 Route 173, Clinton, NJ 08809, in the manner set forth in paragraph 26.  Dr. Rosskamp acknowledges that he has been given at least twenty-one (21) days to consider this Agreement, and that Ikaria has advised him in writing herewith to consult with an attorney of his own choosing prior to signing this Agreement.  He understands that he may revoke this Agreement for a period of seven (7) days after signing it by delivering to Dr. Briggs a written statement stating he wishes to revoke this Agreement and not be bound by it.  In the event of such revocation, this Agreement shall become null and void and have no further effect.  Dr. Rosskamp understands and agrees that by entering into this Agreement, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled.

21.                                 Final and Binding Effect.  Dr. Rosskamp understands that if this Agreement and/or the Release of Claims become effective, they will have a final and binding effect and that by signing and not timely revoking this Agreement and/or the Release of Claims he may be giving up legal rights.

22.                                 Future Cooperation.  Dr. Rosskamp agrees to cooperate with Ikaria in the future and to provide to Ikaria truthful information, testimony, or affidavits requested in connection with any matter that arose during his employment.  This cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment Dr. Rosskamp may have at the time of request.  Ikaria agrees (a) to pay Dr. Rosskamp $300 per hour for time spent providing such cooperation and (b) to reimburse Dr. Rosskamp for expenses incurred in providing such cooperation, so long as such expenses are approved in advance by Ikaria.

23.                                 Return of Property.  Dr. Rosskamp acknowledges an obligation and agrees to return all Ikaria property, unless otherwise specified in this paragraph.  This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Ikaria.  In addition, Dr. Rosskamp agrees to provide any and all access codes or passwords necessary to gain access to any computer, program, or other equipment that belongs to Ikaria or is maintained by Ikaria or on Ikaria property.  Further, Dr. Rosskamp acknowledges an obligation and agrees not to destroy, delete or disable any Ikaria property, including items, files and materials on computers and laptops.

24.                                 Compliance with Section 409A.  Subject to the provisions in this Section 24, the payments and benefits described in paragraph 4 shall begin only upon the date of Dr. Rosskamp’s “separation from service” (determined as set forth below) which occurs on or after the Separation Date.  The following rules shall apply with respect to distribution of the payments and benefits to be provided to Dr. Rosskamp.

a.                                       It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither Dr. Rosskamp nor Ikaria shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

b.                                      If, as of the date of Dr. Rosskamp’s “separation from service” from Ikaria, Dr. Rosskamp is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement.

c.                                       If, as of the date of Dr. Rosskamp’s “separation from service” from Ikaria, Dr. Rosskamp is a “specified employee” (within the meaning of Section 409A), then:

i.                                          Each installment of the payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, shall in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in this Agreement; and

ii.                                       Each installment of the payments and benefits due under this Agreement that is not described in paragraph 24(c)(i) above and that would, absent this subsection, be paid within the six-month period following Dr. Rosskamp’s “separation from service” from Ikaria shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Dr. Rosskamp’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Dr. Rosskamp’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence will not apply to any installment of payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

d.                                      The determination of whether and when Dr. Rosskamp’s separation from service from Ikaria has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this paragraph 24(d), “Ikaria” shall include all persons with whom Ikaria would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

e.                                       All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Dr. Rosskamp’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

25.                                 Representations.  By signing this Agreement, Dr. Rosskamp represents that he has read this entire document and understands all of its terms.

26.                                 Twenty One (21) Day Consideration Period.  Dr. Rosskamp may consider whether to sign and accept this Agreement for a period of twenty-one (21) days from the day he received it.  If this Agreement is not signed, dated, and returned to

Ikaria’s Senior Vice President, Human Resources, James Briggs care of Ikaria Holdings, Inc., 6 Route 173, Clinton, NJ 08809 within twenty-two (22) days, the payments and benefits described in paragraph 4 will no longer be available.

ACCEPTED:		ACCEPTED:

Ikaria Holdings, Inc.

/s/ Ralf Rosskamp		/s/ James Briggs 7/28/10
Dr. Ralf Rosskamp
Senior Vice President
Date:	July 19, 2010	Human Resources

Date Agreement was originally given to Dr. Rosskamp: July 15, 2010

ATTACHMENT A — RELEASE OF CLAIMS

1.                                       Releases.

In consideration of the Agreement to which this Release of Claims is attached as Attachment A (the “Agreement”), including, without limitation, the Transition Period and the payments described in paragraph 4 of the Agreement, which Dr. Rosskamp acknowledges he would not otherwise be entitled to receive, Dr. Rosskamp understands and agrees except as stated below, he is forever waiving and giving up any and all claims, actions, causes of action, complaints, charges, demands and rights (including attorneys’ fees and costs) of whatever kind or nature in law, equity or otherwise, whether known or unknown (collectively “Claims”), he has or may have, individually or as a member of a class, that are based on any event or  act or failure to act that occurred prior to his execution of this Release of Claims, and hereby releases and forever discharges Ikaria, its parent, subsidiaries, shareholders and related companies, and their respective directors, officers, employees, and agents from any and all such Claims.  Dr. Rosskamp understands that this release and waiver of Claims includes, but is not limited to, Claims relating to or arising under (a) his employment and the termination of his employment, (b) any Ikaria policy, practice, contract or agreement, (c) any tort or personal injury, (d) any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, (e) any laws governing employment discrimination and/or retaliation, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq., and N.J. Stat. Ann. § 34:11-56.1 et seq. (New Jersey equal pay law), all as amended, and any other similar federal, state and local laws or statutes, (f) any laws governing whistle blowing or retaliation, including but not limited to the Sarbanes-Oxley Act, (g) any laws or agreements that provide for punitive, exemplary or statutory damages, and (h) any laws or agreements that provide for payment of attorney fees, costs, or expenses.

2.                                       Claims Not Waived.  Dr. Rosskamp understands that this Release of Claims does not waive any claims that he may have (a) for compensation for illness or injury or medical expenses under any worker’s compensation statute, (b) for vested benefits under any plan currently maintained by Ikaria that provides for retirement benefits, (c) under any law or any policy or plan currently maintained by Ikaria that provides health insurance continuation or conversion rights, (d) for vested rights under the 2007 Stock Option Plan and related Notices of Stock Option Grants and Stock Option Agreements, (e) for indemnification under Ikaria’s certificate of incorporation, by-laws or coverage under any of Ikaria’s directors and officers insurance policies, (f) for indemnification under Section 5(h) of the Employment Agreement or (g) that by law cannot be released or waived.

3.                                       Business Expenses and Final Compensation.  Dr. Rosskamp acknowledges that he has been reimbursed by Ikaria for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him.  He further acknowledges that he have received payment in full for all services rendered in conjunction with his employment by Ikaria, including payment for all wages, bonuses, and accrued, unused vacation time, and that he is not entitled to receive any additional consideration beyond that provided for in the Agreement.

4.                                       Return of Property.  Dr. Rosskamp represents that he has returned all Ikaria property, unless otherwise specified in this paragraph.  This includes all files, memoranda, documents, records, credit cards, keys and key cards, computers, laptops, personal digital assistants, cellular telephones, Blackberry devices or similar instruments, other equipment of any sort, badges, vehicles, and any other property of Ikaria.  In addition, Dr. Rosskamp has provided any and all access codes or passwords necessary to gain access to any computer, program, or other equipment that belongs to Ikaria or is maintained by Ikaria or on Ikaria property.  Further, Dr. Rosskamp represents that he has not destroyed, deleted or disabled any Ikaria property, including items, files and materials on computers and laptops.

5.                                       Acknowledgements, Effective Date and Revocation.  This Release of Claims shall not be effective until seven (7) days after Dr. Rosskamp signs it and returns it to Ikaria’s Senior Vice President, Human Resources, James Briggs care of Ikaria Holdings, Inc., 6 Route 173, Clinton, NJ 08809, in the manner set forth in paragraph 26 of the Agreement.  Dr. Rosskamp acknowledges that he have been given at least twenty-one (21) days to consider this Release of Claims, and that Ikaria has advised him in writing to consult with an attorney of his own choosing prior to signing this Agreement.  He understands that he may revoke this Release of Claims for a period of seven (7) days after signing it by delivering to Dr. Briggs a written statement stating he wishes to revoke this Release of Claims and not be bound by it.  In the event of such revocation, this Release of Claims shall become null and void and have no further effect.  Dr. Rosskamp understands and agrees that by entering into this Release of Claims, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, and that he has received consideration beyond that to which he was previously entitled.

6.                                       Voluntary Agreement.  Dr. Rosskamp acknowledges and states that he has entered into this Release of Claims knowingly and voluntarily.

ACCEPTED:		ACCEPTED:

Ikaria Holdings, Inc.

/s/ Ralf Rosskamp		/s/ James Briggs 7/28/10
Dr. Ralf Rosskamp
Senior Vice President
Date:	July 19, 2010	Human Resources